 QuickLinks -- Click here to rapidly navigate through this document

TRANSITION AGREEMENT

    This Agreement is entered into between Labor Ready, Inc. and its subsidiaries (collectively referred to as "Labor Ready") and Glenn A. Welstad ("Mr. Welstad") in connection with Mr. Welstad's resignation from Labor Ready. The parties agree as follows:

    1.  Mr. Welstad hereby submits his resignation as Chairman of the Company effective June 30, 2000. Labor Ready accepts Mr. Welstad's resignation and waives any notice requirement under Paragraph 11(b) of his Executive Employment Agreement (as defined below). Mr. Welstad also hereby submits his resignation as a Director of Labor Ready effective as of June 30, 2000.

    2.  Mr. Welstad, on behalf of himself, his marital community, his heirs, executors, administrators and assigns, does hereby waive and release Labor Ready, Inc., its affiliates and related entities, their predecessors, their successors and assigns, their present and former officers, employees, agents and attorneys, (collectively referred to as the "released parties"), both individually and in their representative capacities, from any and all claims (including claims to attorneys' fees), damages, causes of action, or disputes, whether presently known or unknown, occurring or which could be alleged to have occurred on the date of or prior to the execution of this Agreement. This release does not include claims, if any, for vested retirement benefits, or any claim that cannot be lawfully released in this Agreement. Nothing in this Agreement limits or releases any indemnification rights as an officer, director or employee of Labor Ready.

    3.  Labor Ready hereby releases Mr. Welstad from any and all claims whether known or unknown, based upon acts or omissions occurring on or before the execution of this Agreement. Nothing in this Agreement limits or waives any indemnification rights or releases any claim based upon acts or omissions which would constitute dishonesty or a crime.

    4.  The Executive Employment Agreement between Mr. Welstad and Labor Ready dated as of June 8, 1999 is hereby modified as follows:

    4.1
    Labor Ready shall continue to make the payments provided for in Paragraph 9 (b) for the remainder of the 10 year term provided for therein.

    4.2
    Notwithstanding Paragraph 9 (c) repayment of premiums shall not be required as a result of Mr. Welstad's resignation. The parties agree to execute appropriate documentation to assure that no payments of the cash surrender value will be made to Mr. Welstad until Labor Ready has received reimbursement of its premium payments in accordance with the existing agreements.

    4.3
    Compensation as provided for in Paragraph 3 or otherwise shall cease as of June 30, 2000.

    4.4
    Labor Ready shall continue to provide Mr. Welstad with medical and dental benefits on the same basis generally applicable to employees of Labor Ready until June 30, 2001.

    4.5
    For avoidance of doubt Paragraphs 1, 2, 3, 4, 5, 6, 7, 10 and 11 will cease to have further effect as of June 30, 2000; Paragraphs 12 through 24 shall continue to be in effect; and Paragraphs 8 and 9 shall continue in accordance with the provisions of this Section 4.

    5.  Labor Ready shall redeem the shares of Series A Preferred Stock owned by Mr. Welstad in accordance with the terms provided for in the Labor Ready Articles of Incorporation and other governing documents. Alternatively, Labor Ready may designate an individual or entity to purchase such shares on the same terms and conditions. Labor Ready will make its best efforts to complete the redemption or repurchase as soon as practicable with a goal to complete the redemption or repurchase of the shares within 30 days subject to regulatory and notice requirements.

    6.  Mr. Welstad agrees that he has carefully read the Agreement; knows its contents; has discussed it and its effect with his attorney or personal advisor; has been afforded ample and adequate opportunity to review and analyze this entire agreement; understands its contents and its final and binding effect; and has signed it as his free and voluntary act.

    7.  This Agreement shall be binding on Mr. Welstad only if the Press Release provided to the media is identical to exhibit "a" attached hereto, initialed and dated by Mr. Welstad.

Date: July 2, 2000		/s/ Glenn A. Welstad
LABOR READY, INC.
Date: July 2, 2000	By	/s/ Robert J. Sullivan

QuickLinks

TRANSITION AGREEMENT